UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2011 (December 10, 2011)

American Realty Capital Healthcare Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-169075	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On December 10, 2011, the Board of Directors of American Realty Capital Healthcare Trust, Inc. (the “Company”) approved and the Company declared an increase to the Company’s distribution rate from a 6.60% to a 6.80% annualized rate based on the common share price of $10.00. The dividend increase is expected to be covered by MFFO.

The Board of Directors unanimously approved such dividend increase as a result of the Company’s earnings growth through accretive acquisitions.  On November 23, 2011, the Company previously announced that it had closed on three properties aggregating $60.3 million, representing the second tranche of a portfolio of ten high-quality, income producing healthcare facilities.  These three acquisitions increased the total size of the Company’s portfolio to $129.2 million.

The new distribution rate will begin to accrue on January 1, 2012. The Company’s distributions will continue to be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.  The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00186301370 per day.

A copy of the press release announcing the distribution rate increase is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.    Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release dated December 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: December 12, 2011	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors